EXHIBIT 99.1

Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754

          For immediate release

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress CFO to Shift to SunPower Subsidiary to Manage IPO

12-Year Cypress Veteran to Assist Fast-Growing Silicon Solar Cell Business
In Its Bid to Go Public and Significantly Expand Its Worldwide Manufacturing Operations

SAN JOSE, Calif. – April 22, 2005 -- Cypress Semiconductor Corp. (NYSE: CY) today announced that its longtime CFO, Manny Hernandez, will TRANSITION over the second quarter to a role as CFO of SunPower Corp., Cypress’s silicon solar cell subsidiary. Hernandez will manage SunPower’s worldwide finance and administration functions and help lay the groundwork for a SunPower public offering.

“With the demand for solar cells far outstripping supply, and the projected output of its production plant in the Philippines booked out through 2005, SunPower’s ability to grow is constrained only by its ability to quickly ramp its manufacturing operations and its access to capital,” said Cypress President and CEO T.J. Rodgers. “Manny’s experience managing Cypress’s capital structure—along with his more than 25 years of exposure to manufacturing and the semiconductor industry—make him the ideal person for the SunPower job.”

Cypress acquired 57 percent of SunPower in 2002 and has increased its stake in the company to 84 percent. SunPower, which is expected to significantly expand its manufacturing operations over the next 12-to-18 months to keep pace with demand, recently began infrastructure upgrades to support a second 25-megawatt line in the Philippines; the line is expected to begin initial volume production in the fourth quarter of 2005. A third 25-megawatt line is planned for early 2006, in part to meet the requirements of a five-year, $300 million contract SunPower recently signed with SOLON AG, Germany’s largest supplier of photovoltaic modules.

The solar cell business posted 52 percent growth in 2004, according to industry consultant Strategies Unlimited, and is expected to continue to grow at a dramatic rate.

Hernandez’ shift to SunPower represents the most recent move by Cypress to stock the SunPower leadership team with the talent required to carve out a leadership position in the embryonic solar cell business. In 2003, Cypress moved Tom Werner, chief executive of its Silicon Light Machines subsidiary, into his current position as SunPower CEO. In positions at SLM, 3Com Corp. and U.S. Robotics, Werner has consistently demonstrated the ability to commercialize innovative ideas and build high-volume businesses.

SunPower itself has continued to add to its stable of management talent. Last week, the company announced the appointment of PM Pai as chief operating officer. Pai brings 30 years of mass production manufacturing experience to SunPower, including manufacturing scale-up responsibilities for IBM, Tata and Xerox.

Vice President of Sales and Marketing Peter Aschenbrenner came to SunPower from AstroPower, where he led a team that expanded product revenue at a compound annual growth rate of more than 50 percent over a nine-year period, taking the company from market entry to a Top Five industry player. SunPower president and chief technology officer Dick Swanson founded SunPower in 1988 and was instrumental in the design of the company’s flagship A-300 solar cell, which produces up to 50 percent more power than competitive products.

“Investors have exhibited a real appetite for a solar-power company that is managed to the rigorous standards of a Silicon Valley manufacturing company,” T.J. Rodgers said. “With Manny’s appointment and other recent hires, SunPower has assembled the best team in the solar-power business.

“Our stated intent with our SunPower investment has been to take a company with world-class product and accelerate the learning curve required to make a silicon-based product in a fast-moving, high-volume, cost-sensitive market,” Rodgers added. “Manny’s addition to the SunPower team enables our most important subsidiary to leverage the skills of one of the most experienced CFOs in the semiconductor industry as it prepares for its next phase of development. As a native of the Philippines, Manny also understands the nuances of doing business there.”

“Manny Hernandez will be a key player in our effort to dramatically scale the SunPower business and capital base,” said SunPower CEO Tom Werner. “His manufacturing experience will be important as we evaluate potential strategic partnerships, expand our cell capacity and seek to determine the appropriate degree of vertical integration for the company. His experience with Cypress’s core businesses will enable us to maintain alignment and optimal collaboration with our parent company.”

Hernandez has been Cypress’s CFO and vice president of finance and administration since 1994, advancing from a position as corporate controller. He worked at National Semiconductor from 1976-1993 in a variety of finance positions, culminating with his appointment as director of corporate accounting. Hernandez graduated Magna Cum Laude with a bachelor’s degree in accounting from the University of Nueva Caceres in the Philippines.

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power.” Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

About SunPower

SunPower—a majority-owned subsidiary of Cypress Semiconductor Corp.—designs and manufactures high-performance silicon solar cells and modules based on an all-back-contact design.  SunPower’s A-300 solar cell has been independently verified to achieve 21.5 percent efficiency, a global industry best.  For more information on SunPower or solar technology, please visit the SunPower website at http://www.sunpowercorp.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress and SunPower’s plans and expectations for 2005 and the future are forward-looking statements about the prospects for Cypress, SunPower, and Cypress’s other subsidiaries.  These forward-looking statements are not guarantees.  Our actual results may differ materially due a variety of factors, including but not limited to the business and economic conditions and growth trends in the solar cell and semiconductor industries, SunPower’s ability to raise capital through a public offering or otherwise, customer demand for solar cells, SunPower’s ability to meet its projected output levels, SunPower’s ability to expand its current manufacturing operations, including the addition of a third 25 MW line, the integration and performance of SunPower’s management team, including Mr. Hernandez, the growth of Cypress subsidiaries generally and other risks identified in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, new products, profit and revenue.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. SunPower is a trademark of SunPower Corp. All other trademarks are the property of their respective owners.